Exhibit 4.21

Business Cooperation Agreement

Party A: Xiaomi Communications Co., Ltd.

Legal representative: Wang Chuan

Address: No. 019, 9/F, Building 6, Yard 33, Xierqi Middle Road, Haidian District, Beijing

Tel.: [REDACTED]

Fax: [REDACTED]

Party B: Guangdong Lizi Technology Co., Ltd.

Legal representative: Chen Xiaoping

Address: Floor 3, No. 7, Industrial Avenue, Licun Village, Lunjiao Street, Shunde District, Foshan City, Guangdong

Province

Tel.: /

Fax: /

Whereas the cooperation willingness of both parties, this agreement aims at the ways of cooperation of customized Xiaomi products, both parties agree to abide by the following terms jointly through negotiation for the matters related to cooperation of both parties:

Article 1: Scope of Application

This agreement applies to all customized products that are provided or have been provided by Party B to Party A (hereinafter referred to as “Customized Xiaomi Products”). The specific products will be subject to Appendix Approval Agreement of Customized Xiaomi Products in this agreement signed by both parties before being released.

Article 2: Ways of Cooperation

2.1Party A will assign the trademark, ID (industrial design) and package design scheme to be used for Customized Xiaomi Products (refer to Article 3.1 for definitions). Party B is responsible for the overall development, production and supply of Customized Xiaomi Products, and the production and delivery according to Party A’s order.

2.2According to the market judgment, Party A will provide Party B with order forecasting, and Party B shall arrange production referring to the order forecasting. The order forecasting will not legally bind Party A. Party B is responsible for producing Customized Xiaomi Products and delivering them to the warehouse assigned by Party A. Party A is responsible for promoting and selling products.

2.3Party A has the right to sell and dispose Customized Xiaomi Products in all channels, including but not limited to domestic, global, online, offline and other channels; Customized Xiaomi Products produced by Party B according to this agreement may be provided to Party A only. Without Party A’s advance written approval, Party B shall not provide the Customized Xiaomi Products to any third party other than Party A in any form and any channel, including but not limited to domestic, global, online, offline and other channels. In case Party B violates this term, Party A has the right to terminate the agreement and request Party B to compensate all Party A’s losses, and Party A has the right to take any possible measure to avoid further losses.

2.4Party B promises that it will not produce and sell any bogus products of Xiaomi brand by itself or any other third party with its assistance.

2.5[Redacted]

2.6Based on the joint corporate values and consistent business concepts, both Party A and Party B will enter into a commercial cooperation relation of mutual complementary. Both parties sufficiently acknowledge that a friendly and close business cooperation relation has an important business, consensus and reputation value for both parties. Party B promises that, in case it causes any legal dispute with Party A, such disputes shall be referred to and negotiated between both parties’ related management personnels. During negotiation between the management personnels of both parties, Party B shall not file a claim, lawsuit, ban or other legal procedures to Party A and its related company, other companies and suppliers within Xiaomi ecological chain system for products of Xiaomi brand; unless the legal action or claim will not impact the supply and production of products of Xiaomi brand. In case Party B violates this term, Party A has the right to request Party B to pay at least RMB 500,000 as liquidated damages according to specific violation. However, in case both parties fail to reach an agreement within the assigned period (“assigned period” here refers to 90 days for purified water, gas water heater and kitchen appliance products, and 30 days for small home appliances such as electric kettle) from the negotiated date submitted by Party B to the director at Party A’s management layer. Party B will not be bound by the above agreements and/ or bear default liabilities.

2.7Party B shall control the production and processing processes of Customized Xiaomi Products strictly. Party B shall sign relevant agreement of supplier’s social liabilities with its authorized manufacturer if Party A requires.

2.8Both parties agree to collect, store, use, process, transmit, provide, disclose, delete or dispose otherwise the user data generated in service provision of Customized Xiaomi Products according to Appendix Terms about User Data of Customized Xiaomi Products in this agreement.

Article 3: Definition

3.1Customized Xiaomi Products: Products produced and sold in the brands of Xiaomi, and products that use Party B’s own brands and are determined as Customized Xiaomi Products with the written approval of both parties.

3.2Cost and quotation

3.2.1Party A’s cost refers to freight and other expenses (if any) generated from Party A’s sales of Customized Xiaomi Products under this agreement.

Freight calculation method: The actual freight will prevail.

Other expenses: Expense from sales of products.

3.2.2Party B’s costs include the following contents:

3.2.2.1Raw material cost: Serial number, model and specification, unit, consumption, unit price, supplier/ agent’s full name, contact information and other contents of all purchased materials shall be indicated in raw material cost.

3.2.2.2OEM cost: All expense details shall be listed in manufacturer’s OEM cost.

3.2.2.3Mold amortization expense: If both parties confirm that the mold expense needs to be apportioned, the expense is limited to the first set of molds of Customized Xiaomi Products. The mold cost invested secondly will be borne by Party B.

The calculation formula of mold amortization expense:

Mold amortization expense of each product= total mold expenses/ amortization amount*

*Note: The amortization amount is not lower than the sales demand of products in six months, and is not greater than the sale demands of products in one year. The sales demands are subject to Party A’s output when product samples are sealed. Specially customized products should be negotiated by both parties.

3.2.2.4Logistics expenses: It refers to the logistics expenses converted or estimated from Party B’s manufacturer to the place assigned by Party A (the reference template provided by Party A will prevail); the logistics expense for self-picking up by Party A at Party B’s manufacture will not be included in Party B’s cost.

3.2.3Expenses that shall not be included in the quotation: Party B’s profits and indirect cost (including but not limited to management fee, charge of water and electricity, depreciation cost, after-sales service fee and other indirect costs).

3.2.4All quotations specified in this agreement are tax-inclusive price.

3.2.5In case Party A is disagreed with Party B’s costs, it has the right to purchase products in other methods, including but not limited to the following methods:

3.2.5.1Party A will directly purchase products from the supplier, and Party B is responsible for acceptance, quantity counting, management and usage.

3.2.5.2Party A will provide corresponding purchase channel to Party B, and Party B will sign the purchase agreement with manufacturer provided by Party A according to the conditions assigned by Party A.

Party B guarantees that it will use raw materials and auxiliary materials confirmed by Party A or purchased according to 3.2.5.1 or 3.2.5.2 in products provided to Party A in any method mentioned above.

3.2.6Remarks: For the cooperation mode and profit sharing of both parties, both Party A and Party B will calculate direct cost only; Expense for one-time investment (such as research and development, trial production, certification*, selling and promotion activities) will be excluded from the cost.

*Note: This place aims to domestic markets only. Whether the certification expenses of overseas market are included into the cost or the methods for sharing the certification expenses of overseas market will be discussed independently according to conditions.

3.2.7Both parties will bear respective expenses for management/ depreciation of water and electricity/ company operation.

3.2.8Based on the compliance of Appendix Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain in this agreement, both Party A and Party B will bear respective after-sales expense within the specified quality reject ratio for after-sales maintenance/ after-sales service expenses/ online and offline customer services. (The specific after-sales service agreement will be subject to Appendix Framework Agreement of Customized Product After-sales Service of Xiaomi Ecological Chain in this agreement signed by both parties)

3.3Purchase and acceptance

3.3.1BOM import: Party B will provide bill of material (“BOM”) according to Party A’s format requirements. After successful entry in Party A’s system, Party B will provide effective quotation according to Party A’s template.

3.3.2Purchase price: The purchase price will be subject to the latest effective purchase order (refer to Article 3.2.2 for Party B’s cost).

3.3.3PO order: It refers to the Purchase Order (“PO order”) confirmed by both parties through stamping seals within the validity period of this agreement.

3.3.4Delivery cycle: It is started from the date when the commitment is made by Party B for the purchase order issued by Party A in an effective confirmation method, and is ended on the date when the receiver assigned by Party A signs the receipt.

3.3.5Preliminary acceptance: After Party B delivers products in this order to the assigned place, the assigned receiver does not need to unpack the transport package of products and may check quantity, package, binding and other states of products without any inspection equipment.

Article 4: Order Execution

4.1After receiving the purchase order issued by Party A, Party B shall sign on the order and stamp seal within 3 days and return the order to Party A; after which, the order will be an effective order of both parties; In case Party B fails to confirm and return the order to Party A within the above period, it will be deemed that Party B does not have any objection for the order information, and the order will be deemed as effective order. Party B shall fully perform all contents in the effective order and shall submit the shipping plan of effective orders that have not been executed to Party A regularly in written form.

4.2Party B shall adopt packing mode that is suitable for product characteristics and delivery time for delivery and transportation. The logistics expenses and responsibilities for Party B’s delivery to the place assigned by Party A should be shared by the following methods: The logistics expenses will be included into Party B’s cost, and risk and other relevant responsibilities will be borne by Party B. The logistics expenses and responsibilities for Party A’s self-picking up at Party B’s manufacturer should be shared by the following methods: The logistics expenses will be excluded from Party B’s cost, and Party B bears relevant responsibilities caused by Party B such as inappropriate package and shipping.

4.3Party B will deliver products to the delivery place assigned in the effective order, and the receiver assigned by Party A shall accept products preliminarily and sign the receipt to receive order products qualified in the preliminary acceptance. After products are qualified in the preliminary acceptance, Party A has the right to make further acceptance for products. In case products are disqualified in the further acceptance, Party B shall exchange or return at Party A’s request.

4.4In case Party B fails to deliver goods in time, Party B shall notify the modified delivery date and quantity to Party A in written form within 15 working days before the delivery date agreed in relevant order. After Party A’s written approval is acquired, both parties may determine the specific delivery date and quantity additionally. However, Party A agrees that the modification will not exempt Party B’s default liabilities for failure in delivery according to the original time. Party B shall bear compensation liabilities for losses caused to Party A. In case Party B cannot deliver goods according to the delivery quantity and date additionally confirmed by both parties, it shall pay the price amounting to 3 ‰ of the total order amount to Party A per delayed day as liquidated damages. In case the delay is more than ten days, Party A has the right to terminate this order. In case losses are caused to Party A, Party B shall compensate the actual losses caused to Party A, except for conditions caused by force majeure.

Article 5: Settlement and Payment

5.1For Customized Xiaomi Products sold through Party A’s channel, the gross profits after deducting all Party A’s costs and expenses will be executed by Party A and Party B according to the Appendix Approval Agreement of Customized Xiaomi Products in this agreement or quotation signed by both parties before the products are released.

Gross profit of one product= sales price- Party B’s cost- Party A’s cost

* Refer to Article 3.2 of this agreement for Party A and Party B’s costs.

* Sales price is the average sales price of Customized Xiaomi Products at Party A’s place.

Both parties determine to adopt the method agreed in Article 5.2 or 5.3 for settlement.

5.2Business dividend mode

Party B’s dividends= Party A’s sales volume* gross profit of one product* Party B’s dividend ratio.

5.2.1Goods payment: It will be settled according to PO order.

5.2.2Dividend amount: Party A will finish the shipment and dividend amount bank statement of the Customized Xiaomi Products in last month at the 10th working day in each month, and send them to Party B for confirmation. After confirming as errorless, Party B will issue equivalent special VAT invoice to Party A in the name of corresponding commodities according to the bank statement. After receiving the correct invoice issued by Party B, Party A will make payment to Party B’s designated account within 10 working days.

5.2.3The dividend amount will be calculated according to the actual sales volume of products within the settlement time.

5.3Purchase and sales mode

5.3.1Purchase and sales amount: Party A will finish the warehousing amount and bank statement of the Customized Xiaomi Products in last month at the 5th working day in each month, and send them to Party B for confirmation. After confirming as errorless, Party B will issue equivalent special VAT invoice to Party A in the name of corresponding commodities according to the bank statement. After receiving the correct invoice issued by Party B, Party A will make payment to Party B’s designated account within 30 working days.

5.3.2The settlement of purchase and sales amount will be subject to the warehousing amount and bank statement.

5.4  Party B’s designated account:

Account Name: Guangdong Lizi Technology Co., Ltd.

Bank of Deposit: [REDACTED]

Bank Account: [REDACTED]

Article 6: Rights and obligations of both parties

6.1Party B shall ensure that the Customized Xiaomi Products enjoy the treatment of not lower than the production, processing and purchase conditions of Party B’s self-brand products.

6.2According to contents contained in Article 3.2 definition of cost, for the Customized Xiaomi Products, Party B shall provide the latest cost list to Party A within 3 working days after the BOM cost list changes. Party A has the right to request Party B to provide details such as cooperation contract signed with OEM manufacturer/ supplier, invoice and receipt of both parties. In case of any adjustment of prices of product raw materials, OEM manufacturer, freight or other expenses, Party B shall indicate the price and execution date before and after the adjustment in details in BOM, and adjust the above prices in the new order correspondingly after acquiring Party A’s approval. At the same time, Party B is obligated to guarantee Party A’s right to contact supplier directly for audit. As an appendix of this agreement, Agreement of Equivalent Right to Know and Audit will be signed when this agreement is signed.

6.3In case the prices of product raw materials, OEM, freight or other expenses have actually changed, but Party B fails to notify such change to Party A, or fails to indicate in the provided BOM and make corresponding adjustment, Party A has the right to terminate any issued order (to avoid doubt, Party A has the right to cancel the order no matter whether the order is confirmed by Party B) and stop cooperation in case of finding any. Besides, Party A will impose a fine for Party B’s fault. The formula for calculating fines is as below:

Fine limit= purchase unit price before depreciation* highest depreciation ratio* accumulative sales volume of the product* 10; Remarks: The highest depreciation ratio refers to the ratio of single piece of raw material of which the price is depreciated the most in the list of BOM cost.

6.4Party A shall purchase products from Party B according to the purchase order agreed by both parties. The purchase order will bind both parties. In case either party causes losses to another party due to failure in performance of purchase plan, it (“defaulting party”) shall bear compensation liabilities, and the compensation amount is subject to the actual loss of opposite party (“observant party”), excluding any indirect, excepted losses and losses that cannot be forecast by the defaulting party in advance. Despite the above agreement, in case Party A finds out the change in cost after order is effective, it has the right to cancel the order or change order contents.

6.5When replacing spare parts and suppliers of products, Party B needs to notify Party A in advance. The change management is subject to Appendix Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain in this agreement.

6.6Party B promises that it is qualified to provide commodities and perform services, and has acquired all permissions, approvals and certifications (in case Party B s responsible for certifying Customized Xiaomi Products) required by Chinese laws and regulations, and laws and regulations of Party A’s sales target country for provision and performance of commodities/ services. These permissions, approvals and certifications are comprehensively effective during the term of the agreement.

6.7Party B guarantees that the manufacturing process, product quality, performance indexes and other contents involved in the test of products provided to Party A are consistent with the products certified and tested.

6.8Party A has the right to carry out compliance audit for Customized Xiaomi Products according to company policies combined with the laws and regulations of sales target country. Party B shall provide cooperation according to Party A’s compliance audit requirements, timely provide information or materials complying with requirements, and correct Customized Xiaomi Products according to Party A’s compliance audit results.

6.9Party B shall guarantee that the packing material information such as specifications, warnings and statements of Customized Xiaomi Products comply with compliance requirements of sales target country. Party A has the right to request Party B to correct packing material information according to laws and regulations of sales target country. The expenses caused thereby will be borne by Party B.

6.10Party B guarantees that product quality and mass comply with Party A’s requirements, and shall provide Customized Xiaomi Products according to Appendix Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain in this agreement. Party B has acknowledged and agreed to unconditionally accept and abide by relevant policies of after-sales, exchange or return updated by Party A at any time.

6.11When Party A sells Customized Xiaomi Products without gross profit or with negative profit, the losses will be borne by both Party A and Party B according to the profit distribution ratio or the ratio additionally agreed by both parties in written form.

6.12In case Customized Xiaomi Products have potential safety hazards and endanger the personal and property safety of terminal users due to Party B, Party B will fully bear all expenses and all legal liabilities generated thereby. The specific details are shown in Appendix Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain and Appendix Framework Agreement of Customized Product After-sales Service of Xiaomi Ecological Chain in this agreement signed by both Party A and Party B.

6.13Party B shall collect, store, use, process, transmit, provide, disclose, delete or dispose otherwise user data according to the Appendix Terms About User Data of Customized Xiaomi Products in this agreement.

6.14In case both parties decide to adopt direct delivery mode for cooperation, Party B or assigned third-party logistics carrier will directly deliver goods to the delivery address or recipient assigned by Party A, and both parties shall sign Appendix Special Agreements for Directly- delivery Products and relevant data protection Appendix Annex of Data Protection (the appendix name may be adjusted) additionally.

6.15Party B shall purchase product liability insurance complying with Party A’s requirements for the Customized Xiaomi Products at Party A’s requirements, and Party A will be the joint insured or additional insured. Relevant expenses will be borne by Party B. Copies or scanning copies of relevant insurance certificates shall be submitted to Party A for keeping.

6.16Party B undertakes that Party B may carry out marketing and publicity for Customized Xiaomi Products, and the publicity methods include, but are not limited to: (1) Party B utilizes its own marketing resources and channels to carry out marketing and publicity for Customized Xiaomi Products; (2) Party B carries out joint product publicity and product creation with Party A, and utilizes Party A’s marketing resources or Party A’s designated marketing resources to carry out product publicity. Regardless of the forms and methods of publicity, in the event that Party A shall pay the publicity supplier any fees on behalf of Party B in advance as negotiated and agreed between both parties, the budget of the product marketing expenses in accordance with the publicity project shall be referred to Party B by Party A for confirmation before confirming such product marketing expenses with the publicity supplier. After both parties confirm the actual product marketing fees incurred, the product marketing fee that Party A has paid on behalf of Party B may be deducted from the purchase payment amount or share of proceeds that Party A should pay to Party B as agreed under this Agreement.

6.17Party B shall not, in the marketing or sales of Party B’s own branded products, maliciously denigrate Customized Xiaomi Products, publish unreasonable and malicious comparative advertisements between its own branded products and Customized Xiaomi Products, and conduct other illicit competition activities, thus adversely affecting the sales of Customized Xiaomi Products as well as Xiaomi’s brand. If Party B violates this Article 6.17, Party A has the right to demand Party B to pay damages of no less than RMB500,000 according to the specific circumstances of the violation.

6.18If Party B is authorized by Party A to use Party A’s brand for new media account registration, the ownership, use, operation and other related rights of such new media account shall belong to Party A. Party A may authorize Party B to operate and manage Party A’s new media account on its behalf. For the definition of “Party A’s brand”, please refer to Article 1(1)(2) of the Appendix Additional Terms for Brand Protection. The scope of “new media account” in this article includes Party B’s existing accounts registered with Party A’s brand and subsequent accounts authorized by Party A to operate Party A’s brand.

6.19In the event that Party B operates and manages Party A’s new media account on behalf of Party A, Party B shall comply with the following agreements:

6.19.1The operational content of Party A’s new media account shall be reported to Party A in advance in accordance with Party A’s requirements and confirmed by Party A before release.

6.19.2Operational content published by Party B:

(1) shall not include content that is irrelevant to Party A’s entities, Party A’s business, or Party A’s branded products by newsjacking or in any other way;

(2) shall comply with requirements by applicable laws, regulations, and regulatory policies, and shall not include any military, political, pornographic or violent content;

(3) shall not violate public order and morals;

(4) shall not falsely advertise Party A’s products;

(5) shall not release new product information without Party A’s prior written confirmation;

(6) shall not use the video slices of Party A’s corporate management and Party A’s celebrity spokespersons without Party A’s prior written confirmation;

(7) shall not violate the intellectual property rights of other person.

6.19.3If Party B fails to report to Party A in accordance with Article 6.19.1 and confirmed by Party A, and if the content released by Party B breaches Article 6.19.2, Party A shall have the right to demand Party B to pay damages of RMB500,000 for each breach by Party B of Article 6.19.2 according to the specific circumstances of the breach.

6.19.4Party A may, according to the business development or basing on Party B’s breach of contract, notify Party B in writing to unconditionally withdraw the authorized account which is operated by Party B on behalf of Party A without Party B’s consent. Party B shall complete the handover of account operation within 5 business days from the date of receipt of Party A’s written notice. Party B’s refusal of handover or delayed handover is regarded as breach of agreement, and since the 6th business day, Party A has the right to request Party B to voluntarily compensate Party A with a daily penalty of RMB 10,000 yuan in addition to the penalty agreed in 6.19.3 above, and the total amount of the accumulated penalty will not be subject to any upper limit.

6.19.5Party B shall be responsible for the infringement liability and policy risk liability arise from Party B’s operation and management of the new media account on behalf of Party A. If Party B causes any loss to Party A, Party A shall have the right to seek damages from Party B.

6.20If the Customized Xiaomi Products provided by Party B to Party A contain hardware and software (including but not limited to standalone APP, driver, application programs, etc.) developed by Party B to assist in the better usability of the Customized Xiaomi Products, Party B shall be responsible for the development of the hardware and software, the effective maintenance of the normal operation of the software, the improvement of the software’s privacy compliance, and Party B shall retain the interface documents, requirement documents, user interface (UI) documents, user experience (UE) documents and other relevant technical documents of the hardware and software. If Party B proposes to Party A to terminate the cooperation or both parties agree to terminate the cooperation by negotiation, Party B may terminate the maintenance of the corresponding hardware or software with Party A’s written consent if Party A’s related products do not have any active or new users during the 90-day period prior to the termination of the cooperation, as confirmed by both parties. If there are still active or new users of Party A’s related products during the 90-day period prior to the termination of cooperation between the two parties, Party B shall prepare subsequent plan for the maintenance and handover of the hardware or software, and Party B may terminate the maintenance of the software with Party A’s written consent. If Party B become unable to continue to undertake the maintenance of hardware, software and related after-sales service due to bankruptcy, business adjustment, force majeure or other reasons, Party B needs to notify Party A in writing three months in advance for the appropriate handover of the hardware and software. If Party B violates this Article 6.20, Party A has the right to request Party B to pay damages of no less than RMB one million according to the specific circumstances of violation.

6.21All cloud services used by Party B for Customized Xiaomi Products shall be deployed and run on Party A’s servers. If Party B needs to develop or provide services for Customized Xiaomi Products through external functional interfaces and SDKs, such interfaces and SDKs shall be assessed and approved by Party A in writing before being used. Without Party A’s written approval, Party B shall not use any data or data products obtained from Party A for its own use or transmit, provide or disclose such data or data products to any other third party. If Party B’s above development or service work can be outsourced to a third party with Party A’s consent, Party B’s supplier shall comply with the Party A’s security requirements for the use of cloud services and shall not take advantage of Party A’s authorization and convenience and the unpredictable loopholes in Party A’s system to infiltrate, obtain or transfer data or carry out any act that harms Party A and Party A’s data security. If Party B violates this Article 6.21, Party A has the right to require Party B to pay damages of no less than RMB one million according to the specific breach and has the right to claim for the corresponding legal responsibility of Party B.

Article 7: Open-Source Software

7.1In principle, Party B shall not include or embed any open-source software, free software, freeware, or any third-party materials that are subject to the license terms of any open-source software, free software, or freeware (collectively, “Open-Source Software”) in Customized Xiaomi Products, especially the code that uses infectious open-source licenses, which include but not limited to GPL-type licenses such as LGPL/MPL/GPL/AGPL.

7.2If Party A determines that the use of Open-Source Software is necessary, Party B shall be subject to the following conditions: (1) Party B has provided Party A with a written list of materials in which it expressly identifies that specific elements of the developed products and/or the technical results contain Open-Source Software; and (2) Party B has expressly identified in the written list of materials the applicable third-party licenses for the Open-Source Software and any use restrictions; and (3) Party B has taken technical measures to isolate the code delivered by Party B so that it will not infect Party A’s code; and (4) Party A has approved Party B to use the Open-Source Software in writing.

7.3Party B may use the Open-Source Software only if Party B have satisfied Article 7.2 and have represent and warranted that it complies and will continue to comply with the terms and conditions of the licenses applicable to the Open-Source Software included in or embedded in Customized Xiaomi Products. If Party A do not agree to use the Open-Source Software, Party B shall replace the Open-Source Software and warrant that the quality and performance of Customized Xiaomi Products will not be affected in any way.

7.4If Party B fails to perform or does not fully perform the above obligations or fails to meet any of the requirements of the Open-Source Software License, Party B shall be responsible for dealing with and indemnifying Party A and Party A’s Affiliates for all costs and losses incurred as a result of such failure, including, but not limited to, litigation fees, arbitration fees, attorney’s fees, damages, and settlement payments.

Article 8: Intellectual Property

8.1Authorization of Party B’s trademark and copyright

8.1.1Party B authorizes Party A and its related party entity, in an irrevocable, free and sub-licensable methods, to use Party B’s trademark, identification and enterprise name on Customized Xiaomi Products for the purposes of, including but not limited to, manufacturing, promotion and publicity, selling, offering for sale and export and import. Relevant contents for use of Xiaomi identification will be subject to the Appendix Additional Terms for Brand Protection in this agreement.

8.1.2Party B shall ensure the originality of product station (including but not limited to publicity materials, official documents and correspondence, pictures, videos, H5 pages and other contents) materials designed and manufactured. In case the provided materials are from a third party, Party B needs to acquire the legal authorization of relevant third party. Party B agrees to authorize Party A and its related party entity to use the all materials above in the world.

The specific usage mode and channel are decided by Party A.

8.2Unless otherwise agreed by both parties, if the customized software developed by Party B for Party A needs to be launched on the platforms of business partners, the authorship belongs to Party A and the software will be released in Party A’s name. The software copyright shall be applied by Party A. In the event that the foregoing software copyright needs to be applied by Parties B under certain special circumstances, Party B shall apply for such copyright with Party A’s prior consent.

8.3Party B shall deliver to Party A all the source code of the service end and plug-in end of the product, and the source code of the device end shall be held by Party B itself (without being delivered to Party A). Nevertheless, with Party B’s prior consent, or in the event that Party B fails to provide fault remediation and upgrade services to Party A within the agreed period due to reasons solely attributable to Party B, Party B shall deliver the corresponding source code of the device end to Party A. In addition, if Party B needs to purchase third-party services or code base from a third-party supplier in order to provide the service content under this Agreement, Party B shall authorize and agree that all such third-party services or code base may be used on Customized Xiaomi Products free of charge. Party A has the right to use the source code delivered by Party B by itself (only for the purpose of Customized Xiaomi Products), but Party A shall not provide the source code delivered by Party B to any unaffiliated third parties.

Article 9: Confidentiality Terms

Both parties agree that: the confidential information involved in the cooperation between both parties includes but is not limited to any materials provided by both parties to the opposite party according to this agreement, correspondences in cooperation process and other materials or information related to business or technology that are not published. The recipient shall bear confidentiality obligations for the confidential information of disclosing party. The recipient shall not disclose the disclosing party’s confidential information acquired in oral, written, visual or other forms to any third party or use such information for the purpose other than the cooperation of both parties; unless the disclosing party has authorized such third party to acquire the disclosed confidential information in written form in advance. The specific agreement of confidentiality is subject to Appendix Confidentiality Agreement in this agreement.

Article 10: Default Liabilities and Contract Termination

10.1Any behavior violating this agreement and appendixes of this agreement and PO order will be deemed as violation of this agreement. Unless otherwise agreed in this agreement or appendixes, in case either party violates this agreement, it (“defaulting party”) shall pay RMB five hundred thousand (RMB 500,000) to the opposite party (“observant party”) as liquidated damages. In case the above liquidated damages are insufficient to recover the observant party’s losses, the defaulting party shall compensate the insufficient part, including but not limited to the expenses and expenditures generated for observant party’s handling of default events, including legal expenses for investigation, arbitration, lawsuit and lawyer. If Party B or its affiliates have any payable amount due to Party A (including but not limited to fees, penalties, liquidated damages, etc.), Party A and Party A’s affiliates shall have the right to freeze the corresponding amount from any of Party B’s or Party B’s affiliate’s payable amount to the fullest extent permitted bylaw or to directly set off the amount thereof at its sole discretion.

10.2In case of one or several conditions below due to Party B’s violation of this agreement, Party A has the right to adopt or request Party B to take all measures to solve this problem to maintain its brand reputation, including but not limited to taking public relation measures, responding to suits, reaching an accommodation with third party and/or compensating the third party in advance. All expenses generated for solving the dispute or problem (including but not limited to expenses for Party A to engage a lawyer and other third party, expenses for responding a lawsuit and expenses and fines compensated to the third party) shall be borne by Party B. In case Party A compensates such expenses in advance, it has the right to claim compensation from Party B:

(1)Products will cause events or disputes that will lead to personal and property losses to consumers;

(2)Party B causes intellectual property rights of Customized Xiaomi Products (including but not limited to disputes of infringement of intellectual property rights);

(3)Party B fails to acquire relevant certification, permission or qualification required in laws of China and sales target country, or the products provided do not comply with product compliance requirements of China and sales target country, which causes the conditions including but are not limited to failure in normal sales of products, customer complaints, consumer dispute, administrative punishment, retention and punishment of customs or market regulatory authority, and court injunction;

(4)Controversy, dispute, complaint and other problems are caused by provision of illegal or wrong product after-sales service by Party B or Party B cooperating with authorized distributor;

(5)User data is collected, stored, used, proceeded, transmitted, provided, published, deleted, etc. by Party B through violating laws and regulations about data privacy protection of product sales places or other application laws and regulations about data privacy protection of product sales places.

In case the third party files a claim or lawsuit to Party A or its related company, distributor and agent (“damaged party”) due to the above causes, Party B shall cooperate with Party A for defending, to ensure that the interests of damaged party will not be damaged, and Party B shall compensate the damaged party (including but not limited to the expense for the damaged party to engage a lawyer and other third party, expenses for responding a lawsuit and expenses and fines compensated to the third party).

10.3In case of the following conditions, Party A has the right to terminate this agreement and specific order in advance after sending written notice:

(1)Party B seriously violates the obligations in this agreement and specific order;

(2)Except for conditions forbidden by applicable bankruptcy law, Party B is declared as bankrupt, is unable to pay matured debt, losses performance ability due to other causes, or its assets are transferred or received by other creditors;

(3)Products delivered by Party B cannot satisfy the agreed acceptance standards or quality requirements, and Party A deems that there is no correction value or the standards still cannot be satisfied after three times of correction;

(4)Party B delays the delivery unconditionally without Party A’s advance written approval;

(5)Party B fails to abide by the Appendix Terms about User Data of Customized Xiaomi Products in this agreement, and fails to save data to the Xiaomi Ecosystem Cloud or other server assigned by Xiaomi, causes dispute about infringement of user’s personal information protection, and discloses the user data to a third party without Party A’s permission.

Article 11: Export Control

Both parties promise and guarantee to abide by applicable laws and regulations about export control and economic sanctions (including but not limited to those of China, the U.S., European Union and Japan) strictly. Either party promises that, for any technology, technical data, software code or other information, hardware, equipment or its component (“deliverables”) provided to another party, the disclosure or provision to such party will not violate any applicable laws and regulations about export control. Either party guarantees that it will not directly or indirectly disclose or provide any deliverables to the following places within its known scope: (1) Any country or region where the American government executes comprehensive economic sanctions (including Crimea, Cuba, Iran, South Korea and Syria) and other relevant regions sanctioned by America (including Sultan and Venezuela); or (2) Any individuals or entities that are listed in (a) Specially Designated Nationals and Blocked Persons List (“SDN List”) of America or other sanction list, or entities that are owned or controlled by entities in the above list; or (b) “List of

Denied Persons”, “Entity List” or any other export control or tied transaction list; or (3) Final military users or final military purpose specified in Export Control Regulations of America; (4) Deliverables cannot be used for supporting terrorism, nuclear technology, chemical and biological weapon, guided missile and weapons of mass destruction. In case either party violates this term, the observant party has the right to stop performance of this agreement and relevant contract.

Article 12: User Data

Party B shall guarantee to collect, dispose, disclose, save, use and transmit the user data according to applicable data protection laws and regulations. In case Party B violates any applicable data protection laws and regulations, it shall bear all legal liabilities independently. In case of causing losses to Party A, Party B shall make compensation. In case of causing adverse effect to Party A, Party B shall announce and clear relevant conditions through public channels or by cooperating with Party A. Other specific agreements will be subject to the Appendix Terms about User Data of Customized Xiaomi Products in this agreement.

Article 13: Integrity Terms

Party B undertakes that Party B and Party B’s personnel shall not engage in any commercial bribery in business activities related to Party A. Party B shall not engage in any conflict of interests behavior in business activities with Party A without Party A’s permission. If Party A reasonably determines that Party B may have violated this Article in its business activities with Party A based on third-party reports and Party B’s operation, Party A has the right to conduct audits and investigations on Party B in respect of the relevant business activities and request Party B to bear the responsibility for the violation of the Agreement. Party B shall cooperate with Party A’s foregoing audits and investigations. Other specific relevant agreements please see the Business Integrity Agreement as attached to this Agreement.

Article 14: Force majeure

14.1In case either party cannot perform obligations under this agreement due to force majeure events, including but not limited to fire, flood, earthquake, typhoon, natural disasters and other unforeseeable or inevitable and uncontrollable conditions, it will not bear any liabilities. The performance time of such party specified in this agreement will be prolonged automatically. The prolonged time shall be equivalent to the time when the party cannot perform this agreement due to force majeure events directly or indirectly. The party influenced by force majeure events shall notify such event to the opposite party through telegraph or telex within the rational time, and submit the proof of relevant force majeure event issued by authorities to the opposite party within 15 days after the events occur.

14.2In case the performance cannot be continued, Party A has the right to terminate this agreement and specific order unilaterally.

Article 15: Scope of validity

15.1This agreement is signed by both Party A and Party B in Haidian District, Beijing. The validity period of this agreement is 2 years, which is from September 19, 2024 to September 18, 2026.

15.2Except for conditions agreed in Article 9.3 of this agreement, in case Party B fails to abide by any content in this agreement, Party A has the right to request Party B to stop violation behavior immediately in case of finding; In case Party A finds out that Party B does not stop the violation behavior thereafter, Party A has the right to terminate this agreement immediately.

15.3Within the validity period of this agreement, either party cannot change and terminate this agreement without the written approval of opposite party. However, either party may execute its unilateral termination right to terminate or suspend this agreement according to this agreement. If both parties have agreed to confirm the change of purchase plan, purchase quantity, after-sale processing and other types of specifications, rules and plans by email, Party A may request Party B to confirm the content of the email within the agreed time. If Party B has any objection to the content of the above email, such objection shall be raised within three business days after receipt of Party A’s email notification (unless agreed otherwise) for negotiation between both parties. In the event that Party A and Party B fail to reach an agreement through negotiation on the disputed issues, either party shall have the right to terminate this Agreement. If Party B does not raise any objection within the aforesaid period, it shall be deemed that Party B agrees to follow the above e-mail from Party A.

15.4Both Party A and Party B confirm that, in case the performance of this agreement is unnecessary or impossible due to force majeure, termination of this agreement may be negotiated.

15.5When this agreement expires, the outstanding debts and debts of both parties incurred will not be impacted by termination of this agreement, and both parties shall continuously perform respective obligations.

15.6The warranty, intellectual property rights, confidentiality, default liabilities and other terms that shall be existed as per natures agreed in this agreement and specific order shall be effective if this agreement and specific order are terminated or suspended in advance for any reason.

Article 16: Dispute resolution

16.1Any disputes arising from this agreement or matters related to this agreement shall be solved by both parties through negotiation. In case both parties cannot reach an agreement through negotiation, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules currently in force. The arbitral award shall be final and legally binding on both parties. Unless agreed otherwise, the language for the arbitration shall be Chinese.

16.2The losing party shall bear the arbitration fee unless otherwise awarded by the arbitration commission.

16.3In the event of arbitration, neither party shall suspend, refuse or delay the performance of any other part of this Contract which is not affected by arbitration.

Article 17: Supplementary provisions of the contract

17.1Agreement changes: All changes of this Agreement (including supplementation and revision) shall only be valid after being effectively signed by both parties.

17.2Appendixes Approval Agreement of Customized Xiaomi Products, Agreement of Equivalent Right to Know and Audit, Terms about Intellectual Property, Terms about User Data of Customized Xiaomi Products, Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain, Framework Agreement of Customized Product After-sales Service of Xiaomi Ecological Chain, Confidentiality Agreement, Additional Terms for Brand Protection, Framework Agreement of International After-sales Service for Customized Products of Xiaomi Ecological Chain, Product Change (PCN) Agreement and Business Integrity Agreement of this agreement as well as PO order signed by both parties shall be indivisible parts of this agreement, which shall have the same legal effects.

17.3A written supplementary agreement may be signed by both parties for matters uncovered in this agreement through negotiation, which shall have the same legal effects as this agreement.

17.4For any right waiver expressed in this agreement or failure in timely execution of any right granted in this agreement, it will not constitute continuous right waiver or mean the waiver of any right under this agreement.

17.5In case any term or part in this agreement is judged as illegal or non-coercive, relevant contents will be separated from this agreement, and will not influence, damage or relieve the effectiveness of other terms or parts in this agreement. The above terms that are judged as illegal or non-coercive will be replaced by other effective or legal terms or parts in this agreement that have the most similar meaning and content.

17.6Notice: All notices shall be issued in written form. In case Party A sends the written notice to Party B through fax or similar methods, it will be deemed as delivered on the delivery date; in case the mail is adopted, it will be deemed as delivered on the date when the mail is sent to Party B’s receiver; in case airmail is adopted, it will be deemed as delivered on the fifth (5th) day after the airmail is sent; in case the express is adopted, it will be deemed as delivered after the express is signed by the receiver for confirmation. In case the email or message data is adopted, it will be deemed as delivered on the date when the email or data is sent to Party B’s electronic system. In case of any change in Party B’s contact person, such change shall be notified to Party A three (3) days in advance.

Contact person of Party B: [REDACTED]

17.7Titles and descriptions of terms contained in this agreement are for reference only. The above titles cannot limit, restrict, expand or describe the scope of this agreement or contents of any terms in any form.

17.8This agreement will be made in duplicate, which will be valid after being stamped with official seal or special seal for contract by both parties. Each party holds one copy with the same legal effects.

(There is no text below and signature page follows)

Xiaomi Communications Co., Ltd. (Seal)	Guangdong Lizi Technology Co., Ltd. (Seal)

Signature of authorized representative: /s/ Authorized Signatory (represented by company seal)	Signature of authorized representative: /s/ Authorized Signatory (represented by company seal)

October 15, 2024	October 15, 2024

Appendix 1: Terms about Intellectual Property

Appendix 2: Agreement of Equivalent Right to Know and Audit

Appendix 3: Terms about User Data of Customized Xiaomi Products

Appendix 4: Approval Agreement of Customized Xiaomi Products

Appendix 5: Additional Terms for Brand Protection

Appendix 6: Framework Agreement of Customized Product Quality of Xiaomi Ecological Chain

Appendix 7: Framework Agreement of Customized Product After-sales Service of Xiaomi Ecological Chain

Appendix 8: Confidentiality Agreement

Appendix 9: Framework Agreement of International After-sales Service for Customized Products of Xiaomi Ecological Chain

Appendix 10: Product Change (PCN) Agreement

Appendix 11: Business Integrity Agreement